NEWS RELEASE
ROB FREDERICK	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6903
BROWN-FORMAN REPORTS SOLID YEAR-TO-DATE RESULTS;
REAFFIRMS FULL YEAR OUTLOOK

Louisville, KY, March 6, 2019 - Brown-Forman Corporation (NYSE: BFA, BFB) reported results for the third quarter and nine months of fiscal 2019, ended January 31, 2019. For the third quarter, the company’s reported net sales1 increased 3% to $904 million (+4% on an underlying basis2) compared to the same prior-year period. The company estimates that underlying net sales growth in the third quarter was negatively impacted by one percentage point due to lower net prices to distributors in certain markets to offset the incremental cost of tariffs. In the quarter, reported operating income grew 4% to $320 million (+4% on an underlying basis) and diluted earnings per share grew 20% to $0.47.

For the first nine months of the fiscal year, the company’s reported net sales increased 3% to $2,580 million (+5% on an underlying basis). Reported net sales growth was negatively impacted by three percentage points from foreign exchange. The company estimates that year-to-date underlying net sales growth was negatively impacted by almost one percentage point due to tariff-related lower net prices. Year-to-date reported operating income grew 2% to $916 million (+4% on an underlying basis) and diluted earnings per share of $1.40 increased 12%.

Lawson Whiting, the company's Chief Executive Officer said, “Our portfolio of premium spirits brands delivered solid rates of sustained sales growth, led by the strength of our bourbon and tequila brands, as well as the international expansion of the Jack Daniel’s trademark. We remain on track to deliver another strong year of results as cost discipline helped offset some of the large burden we are absorbing due to the retaliatory tariffs on American whiskey.” Whiting added, “The growth opportunity for our brand portfolio remains significant, and our teams around the world are executing on our long-term growth strategy.”

Year-to-date Fiscal 2019 Highlights

•	Underlying net sales grew 5% (+3% reported), with broad-based geographic[3] and portfolio contribution:

◦	Underlying net sales in the emerging markets grew by 10% (+3% reported), developed international markets by 4% (flat reported), and the United States by 4% (+3% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 4% (+2% reported), including 2% underlying net sales growth (flat reported) for Jack Daniel’s Tennessee Whiskey

◦	Super-premium American whiskey brands grew underlying net sales 24% (+21% reported), including 24% underlying net sales growth from Woodford Reserve (+21% reported)

◦	Herradura and el Jimador grew underlying net sales 14% and 15%, respectively (+9% and +11% reported)

•	Underlying operating income grew 4% (+2% reported) and earnings per share increased 12% to $1.40

•	The company repurchased $78 million of common stock during the three months ended January 31, 2019

Year-to-date Fiscal 2019 Results By Market - Balanced Geographic Delivery of Growth
The company delivered solid, broad-based growth around the world, with the strongest results coming from the emerging markets, as well as continued mid-single digit growth in the developed world.

Year-to-date underlying net sales in the United States grew 4% (+3% reported). Sales growth continued to accelerate quarter over quarter in fiscal 2019, resulting in 5% underlying net sales growth in the third quarter (7% reported), as back half weighted activities began to take hold in the marketplace. According to six and twelve month syndicated data, Brown-Forman’s value-based consumer takeaway3 trends are in the mid-single digit range. The company’s premium bourbons, Woodford Reserve and Old Forester, remained standout performers in the United States delivering strong double-digit underlying net sales growth. Sales growth for the Jack Daniel’s family of brands including Jack Daniel’s Tennessee Whiskey, Gentleman Jack, Jack Daniel’s RTD/RTP products, Jack Daniel’s Tennessee Fire and Jack Daniel’s Tennessee Honey also accelerated sequentially. Herradura and el Jimador tequilas grew aggregate underlying net sales double-digits due to continued investments in the brands and favorable category momentum.

Underlying net sales in the company’s developed international markets grew 4% (flat reported), driven primarily by volume gains. This growth was suppressed by approximately two points from the previously mentioned tariff-related lower net prices, primarily in Europe. Germany and Australia delivered very strong underlying net sales growth of 13% (+9% reported) and 7% (flat reported), respectively. Spain’s year-to-date underlying net sales grew double-digits as results continued to benefit from the fiscal 2018 transition to owned distribution. The United Kingdom and France were up modestly, delivering underlying net sales growth of 3% (-5% reported) and 1% (-1% reported), respectively. Canada’s underlying net sales declined 5% (-10% reported) due to a change in our selling and marketing structure.

Underlying net sales in the company’s emerging markets grew 10% (+3% reported) on top of last year’s underlying net sales growth of 15% (+19% reported). Mexico remained the largest growth driver, with underlying net sales up 15% (+5% reported), fueled by strong gains across the portfolio of tequila brands, including Herradura, New Mix and el Jimador, as well as continued growth from the Jack Daniel’s family of brands. Brazil grew underlying net sales 27% (-6% reported) due to strong demand for Jack Daniel’s Tennessee Whiskey. Poland delivered underlying net sales growth of 1% (+2% reported) as double-digit gains for Jack Daniel’s Tennessee Whiskey were largely offset by soft results for Finlandia. Russia experienced a 4% increase in underlying net sales (+24% reported). Turkey’s underlying net sales declined low single-digits, while reported net sales were down significantly due to adverse foreign exchange. Several other emerging markets, including Southeast Asia, China, Ukraine and India delivered double-digit underlying net sales growth during the first nine months of fiscal 2019.

Travel Retail delivered solid year-to-date results, with underlying net sales up 6% (+1% reported). Growth was led by increased demand for Woodford Reserve, expansion of GlenDronach and BenRiach, as well as new product launches, including Jack Daniel’s Bottled-in-Bond and Jack Daniel’s Tennessee Rye.

Year-to-date Fiscal 2019 Results By Brand - Strong Growth in American Whiskey and Tequila
The company’s underlying net sales growth was driven by strong global demand for American whiskey. The Jack Daniel’s family of brands grew underlying net sales 4% (+2% reported) globally, and was negatively impacted by approximately one percentage point due to tariff-related lower net prices. Jack Daniel’s Tennessee Whiskey experienced 2% underlying net sales growth (flat reported), driven by volume gains. Gentleman Jack grew underlying net sales 8% (+8% reported). Jack Daniel’s Tennessee Honey’s underlying net sales gained 6% (+6% reported) and Jack Daniel’s Tennessee Fire increased underlying net sales 6% (+5% reported), fueled by continued global growth for both brands. Jack Daniel’s RTD/RTP business delivered underlying net sales growth of 8% (+3% reported) despite difficult comparisons against last year’s high rates of growth.

Brown-Forman’s portfolio of super-premium American whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel and Gentleman Jack, delivered 24% underlying net sales growth (+21% reported), as category trends remain favorable. Woodford Reserve grew underlying net sales 24% (+21% reported) and is enjoying out-sized growth as the leader in the super-premium bourbon category. Old Forester grew net sales double-digits due to volumetric gains and favorable price/mix.

el Jimador grew underlying net sales by 15% (+11% reported), propelled by volume growth and higher prices in the United States as well as strong takeaway trends in Mexico after repositioning the brand in the premium space over the last few years. Herradura grew underlying net sales by 14% (+9% reported), with double-digit gains in the United States and Mexico fueled by continued consumer demand for Herradura Ultra. New Mix’s underlying net sales grew double-digits, helped by new SKUs and innovation including the launch of New Mix Mineral.

Finlandia vodka’s underlying net sales declined 7% (-9% reported). The decrease in underlying net sales was driven by a competitive retail environment for vodka in Poland and the tough prior year comparison when we changed to a new distributor in Russia.

Other P&L Items
Company-wide price/mix contributed two percentage points to the 5% underlying net sales growth (+3% reported) during the first nine months of the year. Underlying gross profit grew 3% (flat reported), and was held back by the cost of absorbing tariffs and higher input costs. Year-to-date reported gross margins declined 190bps to 65.3%, with approximately 130bps of the decline due to tariffs.

Underlying advertising spend increased 3% (-2% reported) year-to-date as the company made investments across the brand portfolio, including Jack Daniel’s Tennessee Whiskey, the first year of the Woodford Reserve Kentucky Derby sponsorship, and this past summer’s opening of the Old Forester distillery and homeplace. Underlying SG&A declined 2% (-4% reported), driven by a continued focus on cost discipline and efficiency gains, as well as declines in compensation-related costs. The company delivered underlying operating income growth of 4% (+2% reported). Foreign exchange negatively impacted reported operating income growth by three percentage points.

Financial Stewardship
On January 29, 2019, Brown-Forman declared a regular quarterly cash dividend of $0.166 per share on the Class A and Class B common stock, equating to an annualized cash dividend of $0.664 per share. The quarterly cash dividend is payable on April 1, 2019 to stockholders of record on March 4, 2019. Brown-Forman has paid regular quarterly cash dividends for 73 consecutive years and has increased the dividend for 35 consecutive years.

During the third quarter of fiscal 2019, the company repurchased a total of 1.6 million Class A and Class B shares for $78 million, at an average price of $48 per share. These repurchases completed the company’s $200 million share repurchase program.

As of January 31, 2019, total debt was $2,508 million compared to $2,556 million as of April 30, 2018.

Fiscal Year 2019 Outlook
The competitive landscape in the developed world remains intense, and recently enacted retaliatory tariffs on American whiskey have created additional uncertainty around the company’s near-term outlook, making it difficult to accurately predict future results. Assuming tariffs remain in place for the full fiscal year, the company currently anticipates:

1.	Underlying net sales growth of 6% to 7%.

2.	Modest declines in underlying SG&A and underlying A&P growth roughly in-line with net sales gains.

3.	Underlying operating income growth of 4% to 6%.

4.	Diluted earnings per share of $1.65 to $1.75.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, the digital audio recording of the conference call and the presentation slides will also be posted on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including potential retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our sales and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of the U.S. tax reform legislation, including as a result of future regulations and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, or product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$878	$904	3%
Cost of sales	291	333	14%
Gross profit	587	571	(3%)
Advertising expenses	112	103	(8%)
Selling, general, and administrative expenses	173	149	(13%)
Other expense (income), net	(4)	(1)
Operating income	306	320	4%
Non-operating postretirement expense	2	15
Interest expense, net	15	21
Income before income taxes	289	284	(2%)
Income taxes	99	57
Net income	$190	$227	19%

Earnings per share:
Basic	$0.39	$0.47	20%
Diluted	$0.39	$0.47	20%

Gross margin	66.8%	63.1%
Operating margin	34.9%	35.3%

Effective tax rate	34.4%	20.3%

Cash dividends paid per common share	$0.158	$0.166

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,361	477,301
Diluted	484,244	480,099

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2018 and 2019
(Dollars in millions, except per share amounts)

	2018	2019	Change

Net sales	$2,515	$2,580	3%
Cost of sales	825	896	9%
Gross profit	1,690	1,684	0%
Advertising expenses	308	303	(2%)
Selling, general, and administrative expenses	496	478	(4%)
Other expense (income), net	(15)	(13)
Operating income	901	916	2%
Non-operating postretirement expense	7	19
Interest expense, net	45	61
Income before income taxes	849	836	(2%)
Income taxes	242	160
Net income	$607	$676	11%

Earnings per share:
Basic	$1.26	$1.41	12%
Diluted	$1.25	$1.40	12%

Gross margin	67.2%	65.3%
Operating margin	35.8%	35.5%

Effective tax rate	28.5%	19.2%

Cash dividends per common share:
Declared	$1.608	$0.648
Paid	$0.450	$0.482

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,193	479,522
Diluted	483,511	482,665

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2018	January 31, 2019
Assets:
Cash and cash equivalents	$239	$260
Accounts receivable, net	639	737
Inventories	1,379	1,471
Other current assets	298	287
Total current assets	2,555	2,755

Property, plant, and equipment, net	780	801
Goodwill	763	754
Other intangible assets	670	651
Other assets	208	202
Total assets	$4,976	$5,163

Liabilities:
Accounts payable and accrued expenses	$581	$587
Dividends payable	—	79
Accrued income taxes	25	22
Short-term borrowings	215	207
Total current liabilities	821	895

Long-term debt	2,341	2,301
Deferred income taxes	85	119
Accrued postretirement benefits	191	198
Other liabilities	222	157
Total liabilities	3,660	3,670

Stockholders’ equity	1,316	1,493

Total liabilities and stockholders’ equity	$4,976	$5,163

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2018 and 2019
(Dollars in millions)

	2018	2019

Cash provided by operating activities	$582	$577

Cash flows from investing activities:
Additions to property, plant, and equipment	(100)	(84)
Other	(21)	(2)
Cash used for investing activities	(121)	(86)

Cash flows from financing activities:
Net change in short-term borrowings	111	(13)
Repayment of long-term debt	(250)	—
Acquisition of treasury stock	(1)	(206)
Dividends paid	(216)	(231)
Other	(24)	(8)
Cash used for financing activities	(380)	(458)

Effect of exchange rate changes on cash and cash equivalents	24	(12)

Net increase (decrease) in cash and cash equivalents	105	21

Cash and cash equivalents, beginning of period	182	239

Cash and cash equivalents, end of period	$287	$260

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2019	January 31, 2019	April 30, 2018

Reported change in net sales	3%	3%	8%
New accounting standard	—%	1%	—%
Foreign exchange	3%	3%	(1)%
Estimated net change in distributor inventories	(2)%	(1)%	(1)%

Underlying change in net sales	4%	5%	6%

Reported change in gross profit	(3)%	—%	9%
New accounting standard	—%	1%	—%
Foreign exchange	3%	3%	(2)%
Estimated net change in distributor inventories	(1)%	(1)%	(1)%

Underlying change in gross profit	(1)%	3%	6%

Reported change in advertising expenses	(8)%	(2)%	8%
New accounting standard	2%	3%	—%
Foreign exchange	2%	2%	(3)%

Underlying change in advertising expenses	(4)%	3%	6%

Reported change in SG&A	(13)%	(4)%	15%
New accounting standard	1%	1%	—%
Foundation	—%	—%	(11)%
Foreign exchange	2%	1%	(2)%

Underlying change in SG&A	(11)%	(2)%	3%

Reported change in operating income	4%	2%	5%
New accounting standard	(2)%	—%	—%
Foundation	—%	—%	7%
Foreign exchange	5%	3%	(2)%
Estimated net change in distributor inventories	(4)%	(1)%	(2)%

Underlying change in operating income	4%	4%	8%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note - The growth rates for fiscal 2018 above agree to our fiscal 2018 Form 10-K and do not reflect the impact from the adoption of the ASU 2017-07 accounting standard (related to pension), which we adopted effective May 1, 2018. The retrospective adjustment for ASU 2017-07 will increase our fiscal 2018 SG&A growth to +17% reported (+5% underlying) and will decrease our operating income growth to +4% reported (+6% underlying).

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2019

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	4%	4%	3%	—%	2%	(1)%	5%
Jack Daniel’s Family of Brands	4%	4%	2%	—%	3%	(1)%	4%
Jack Daniel’s Tennessee Whiskey	3%	3%	—%	—%	3%	(1)%	2%
Jack Daniel’s RTD/ RTP	5%	5%	3%	—%	5%	—%	8%
Jack Daniel’s Tennessee Honey	6%	6%	6%	1%	3%	(2)%	6%
Gentleman Jack	8%	8%	8%	1%	2%	(2)%	8%
Jack Daniel’s Tennessee Fire	7%	7%	5%	1%	1%	(1)%	6%
Other Jack Daniel’s Whiskey Brands	28%	28%	6%	—%	2%	8%	16%
Woodford Reserve	22%	22%	21%	1%	1%	2%	24%
Rest of Whiskey	(5)%	(5)%	4%	1%	—%	2%	8%
Tequila	6%	9%	8%	2%	4%	(1)%	13%
el Jimador	9%	9%	11%	2%	3%	(1)%	15%
Herradura	12%	12%	9%	3%	3%	(1)%	14%
Rest of Tequila	5%	7%	5%	1%	6%	—%	11%
Vodka	(1)%	(1)%	(9)%	—%	4%	(3)%	(7)%
Wine	—%	—%	(1)%	1%	—%	—%	—%
Rest of Portfolio	(8)%	(8)%	(16)%	—%	12%	1%	(3)%
Subtotal	4%	3%	2%	1%	3%	(1)%	5%
Non-Branded and Bulk	NM	NM	14%	—%	—%	—%	14%
Total Portfolio	4%	3%	3%	1%	3%	(1)%	5%
Other Brand Aggregations
American whiskey	4%	4%	3%	—%	3%	(1)%	5%
Super-premium American whiskey	23%	23%	21%	1%	1%	2%	24%
Old Forester & Woodford Reserve	20%	20%	20%	1%	—%	2%	24%
el Jimador, Herradura, & New Mix	6%	9%	8%	2%	4%	(1)%	13%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2019

Geographic Area[3]	Net Sales[2]
	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	3%	1%	—%	—%	4%
Developed International	—%	—%	4%	(1)%	4%
United Kingdom	(5)%	—%	9%	—%	3%
Australia	—%	—%	7%	—%	7%
Germany	9%	—%	3%	—%	13%
France	(1)%	—%	3%	—%	1%
Canada	(10)%	—%	3%	2%	(5)%
Rest of Developed International	3%	1%	1%	(5)%	(1)%
Emerging	3%	1%	7%	(2)%	10%
Mexico	5%	3%	7%	—%	15%
Poland	2%	—%	(1)%	—%	1%
Russia	24%	—%	1%	(21)%	4%
Brazil	(6)%	2%	16%	15%	27%
Rest of Emerging	1%	1%	10%	(3)%	8%
Travel Retail	1%	—%	—%	5%	6%
Non-Branded and Bulk	14%	—%	—%	—%	14%
Total	3%	1%	3%	(1)%	5%
Other Geographic Aggregations
Developed - including United States	2%	1%	2%	(1)%	4%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited) for the Quarters Ending:
July 31, 2018 - 1Q19
October 31, 2018 - 2Q19
January 31, 2019 - 3Q19

United States	Net Sales[2]
	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
1Q19	—%	1%	—%	1%	2%
2Q19	2%	1%	—%	—%	3%
3Q19	7%	—%	—%	(2)%	5%

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general, and administrative (SG&A) expenses, and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) a new accounting standard, (b) foreign exchange, (c) estimated net change in distributor inventories, and (d) the establishment of our charitable foundation. We explain these adjustments below.

•
“New accounting standard.” Under ASC 606 (Revenue from Contracts with Customers), we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although we do not expect this change in timing to have a significant impact on a full-year basis, there is some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying changes on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional foreign exchange gains and losses from current- and prior-year periods.

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“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of change in distributor inventories on changes in our income statement line items. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes on our income statement line items. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our income statement measures and allows us to understand better our underlying results and trends.

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“Foundation.” In the fourth quarter of fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) to calculate components of management incentive compensation; (d) to plan and forecast; and (e) to communicate our financial performance to the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain income statement measures we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2018 net sales. In addition to markets that are listed by country name, we include the following aggregations:

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“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, and Germany. This aggregation represents our net sales of branded products to these markets.

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“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico and Poland. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2018 net sales. In addition to brands that are listed by name, we include the following aggregations:

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“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons, and Early Times.

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. Depending on our route-to-consumer (RTC), we ship products to either (a) retail or wholesale customers in owned distribution markets or (b) our distributor customers in other markets. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.